Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OraSure Technologies, Inc.:

We consent to the use of our reports dated March 10, 2011, with respect to the balance sheets of OraSure Technologies, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference herein.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 15, 2011

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